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                                                                  Exhibit (e)(1)

                              LOOMIS SAYLES FUNDS I

                             Distribution Agreement

     AGREEMENT made this 1/st/ day of July 2003 by and between LOOMIS SAYLES FUNDS I, a Massachusetts business trust (the "Trust"), on behalf of its LOOMIS SAYLES BENCHMARK CORE BOND FUND, LOOMIS SAYLES CORE PLUS FIXED INCOME FUND, LOOMIS SAYLES FIXED INCOME FUND, LOOMIS SAYLES INSTITUTIONAL HIGH INCOME FUND, LOOMIS SAYLES INTERMEDIATE DURATION FIXED INCOME FUND, LOOMIS SAYLES INVESTMENT GRADE FIXED INCOME FUND, LOOMIS SAYLES MID CAP GROWTH FUND, LOOMIS SAYLES SMALL COMPANY GROWTH FUND and LOOMIS SAYLES TAX-MANAGED EQUITY FUND (each, and collectively, the "Series") and CDC IXIS ASSET MANAGEMENT DISTRIBUTORS, L.P., a Delaware limited partnership (the "Distributor").

                              W I T N E S S E T H:

     NOW, THEREFORE, in consideration of the premises and covenants hereinafter contained, the Trust and the Distributor agree as follows:

1. Distributor. The Trust hereby appoints the Distributor as general distributor of shares of beneficial interest of each Series ("Series shares") during the term of this Agreement. The Trust reserves the right, however, to refuse at any time or times to sell any Series shares hereunder for any reason deemed adequate by the Board of Trustees of the Trust.

2. Sale and Payment. Under this agreement, the following provisions shall apply with respect to the sale of and payment for Series shares:

          (a) The Distributor shall have the right, as principal, to purchase Series shares from the Trust at their net asset value and to sell such shares to the public against orders therefor at the applicable public offering price, as defined in Section 3 hereof. The Distributor shall also have the right, as principal, to sell shares to dealers against orders therefor at the public offering price less a concession determined by the Distributor.

          (b) Prior to the time of delivery of any shares by the Trust to, or on the order of, the Distributor, the Distributor shall pay or cause to be paid to the Trust or to its order an amount in Boston or New York clearing house funds equal to the applicable net asset value of such shares. The Distributor shall retain so much of any sales charge or underwriting discount as is not allowed by it as a concession to dealers.

3. Public Offering Price. The public offering price shall be the net asset value of Series shares, plus any applicable sales charge, all as set forth in the current prospectus and statement of additional information ("prospectus") of the Trust relating to the Series shares. In no event shall the public offering price exceed 1000/935 of such net asset value, and in no event shall any applicable sales charge or underwriting discount exceed 6.5% of the public offering price. The net asset value of Series shares shall be determined in accordance with the provisions of the agreement and declaration of trust and by-laws of the Trust and the current prospectus of the Trust relating to the Series shares.

4. Trust Issuance of Series Shares. The delivery of Series shares shall be made promptly by a credit to a shareholder's open account for the Series or by delivery of a share certificate. The Trust reserves the right (a) to issue Series shares at any time directly to the shareholders of the Series as a stock dividend or stock split, (b) to issue to such shareholders shares of the Series, or rights to subscribe to shares of the Series, as all or part of any dividend that may be distributed to shareholders of the Series or as all or part of any optional or alternative dividend that may be distributed to shareholders of the Series, and (c) to sell Series shares in accordance with the current applicable prospectus of the Trust relating to the Series shares.

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5.   Redemption or Repurchase. The Distributor shall act as agent for the Trust in connection with the redemption or repurchase of Series shares by the Trust to the extent and upon the terms and conditions set forth in the current applicable prospectus of the Trust relating to the Series shares, and the Trust agrees to reimburse the Distributor, from time to time upon demand, for any reasonable expenses incurred in connection with such redemptions or repurchases.

6. Undertaking Regarding Sales. The Distributor shall use reasonable efforts to sell Series shares but does not agree hereby to sell any specific number of Series shares and shall be free to act as distributor of the shares of other investment companies. Series shares will be sold by the Distributor only against orders therefor. The Distributor shall not purchase Series shares from anyone except in accordance with Sections 2 and 5 and shall not take "long" or "short" positions in Series shares contrary to the agreement and declaration of trust or by-laws of the Trust.

7. Compliance. The Distributor shall conform to the Conduct Rules of the National Association of Securities Dealers, Inc. ("NASD") and the sale of securities laws of any jurisdiction in which it sells, directly or indirectly, any Series shares. The Distributor agrees to make timely filings, with the Securities and Exchange Commission in Washington, D.C. (the "SEC"), the NASD and such other regulatory authorities as may be required, of any sales literature relating to the Series and intended for distribution to prospective investors. The Distributor also agrees to furnish to the Trust sufficient copies of any agreements or plans it intends to use in connection with any sales of Series shares in adequate time for the Trust to file and clear them with the proper authorities before they are put in use (which the Trust agrees to use its best efforts to do as expeditiously as reasonably possible), and not to use them until so filed and cleared.

8. Registration and Qualification of Series Shares. The Trust agrees to execute such papers and to do such acts and things as shall from time to time be reasonably requested by the Distributor for the purpose of qualifying and maintaining qualification of the Series shares for sale under the so-called Blue Sky Laws of any state or for maintaining the registration of the Trust and of the Series shares under the federal Securities Act of 1933 and the federal Investment Company Act of 1940 (the "1940 Act"), to the end that there will be available for sale from time to time such number of Series shares as the Distributor may reasonably be expected to sell. The Trust shall advise the Distributor promptly of (a) any action of the SEC or any authorities of any state or territory, of which it may be advised, affecting registration or qualification of the Trust or the Series shares, or rights to offer Series shares for sale, and
     (b) the happening of any event which makes untrue any statement or which requires the making of any change in the Trust's registration statement or its prospectus relating to the Series shares in order to make the statements therein not misleading.

9. Distributor Independent Contractor. The Distributor shall be an independent contractor and neither the Distributor nor any of its officers or employees as such is or shall be an employee of the Trust. The Distributor is responsible for its own conduct and the employment, control and conduct of its agents and employees and for injury to such agents or employees or to others through its agents or employees. The Distributor assumes full responsibility for its agents and employees under applicable statutes and agrees to pay all employer taxes thereunder.

10. Expenses Paid by Distributor. While the Distributor continues to act as agent of the Trust to obtain subscriptions for and to sell Series shares, the Distributor shall pay the following:

          (a) all expenses of printing (exclusive of typesetting) and distributing any prospectus for use in offering Series shares for sale, and all other copies of any such prospectus used by the Distributor, and

          (b) all other expenses of advertising and of preparing, printing and distributing all other literature or material for use in connection with offering Series shares for sale.

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11.  Interests in and of Distributor. It is understood that any of the shareholders, trustees, officers, employees and agents of the Trust may be a shareholder, director, officer, employee or agent of, or be otherwise interested in, the Distributor, any affiliated person of the Distributor, any organization in which the Distributor may have an interest or any organization which may have an interest in the Distributor; that the Distributor, any such affiliated person or any such organization may have an interest in the Trust; and that the existence of any such dual interest shall not affect the validity hereof or of any transaction hereunder except as otherwise provided in the agreement and declaration of trust or by-laws of the Trust, in the limited partnership agreement of the Distributor or by specific provision of applicable law.

12. Effective Date and Termination. This Agreement shall become effective as of the date of its execution, and

          (a) Unless otherwise terminated, this Agreement shall continue in effect with respect to the shares of the Series so long as such continuation is specifically approved at least annually (i) by the Board of Trustees of the Trust or by the vote of a majority of the votes which may be cast by shareholders of the Series and (ii) by a vote of a majority of the Board of Trustees of the Trust who are not interested persons of the Distributor or the Trust, cast in person at a meeting called for the purpose of voting on such approval.

          (b) This Agreement may at any time be terminated on sixty days' notice to the Distributor either by vote of a majority of the Trust's Board of Trustees then in office or by the vote of a majority of the votes which may be cast by shareholders of the Series.

          (c) This Agreement shall automatically terminate in the event of its assignment.

          (d) This Agreement may be terminated by the Distributor on ninety days' written notice to the Trust.

Termination of this Agreement pursuant to this section shall be without payment of any penalty.

13. Definitions. For purposes of this Agreement, the following definitions shall apply:

          (a) The "vote of a majority of the votes which may be cast by shareholders of the Series" means (1) 67% or more of the votes of the Series present (in person or by proxy) and entitled to vote at such meeting, if the holders of more than 50% of the outstanding shares of the Series entitled to vote at such meeting are present; or (2) the vote of the holders of more than 50% of the outstanding shares of the Series entitled to vote at such meeting, whichever is less.

          (b) The terms "affiliated person," "interested person" and "assignment" shall have their respective meanings as defined in the 1940 Act subject, however, to such exemptions as may be granted by the SEC under the 1940 Act.

14. Amendment. This Agreement may be amended at any time by mutual consent of the parties, provided that such consent on the part of the Series shall be approved (i) by the Board of Trustees of the Trust or by vote of a majority of the votes which may be cast by shareholders of the Series and (ii) by a vote of a majority of the Board of Trustees of the Trust who are not interested persons of the Distributor or the Trust cast in person at a meeting called for the purpose of voting on such approval.

15. Applicable Law and Liabilities. This Agreement shall be governed by and construed in accordance with the laws of The Commonwealth of Massachusetts. All sales hereunder are to be made, and title to the Series shares shall pass, in Boston, Massachusetts.

16. Limited Recourse. The Distributor hereby acknowledges that the Trust's obligations hereunder with respect to the shares of the Series are binding only on the assets and property belonging to the Series.

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17.  Privacy. In accordance with Regulation S-P, if non-public personal information regarding either party's customers or consumers is disclosed to the other party in connection with this Agreement, the party receiving such information will not disclose or use that information other than as necessary to carry out the purposes of this Agreement.

18. Anti-Money Laundering. Each party to this agreement hereby agrees to abide by and comply with all relevant anti-money laundering laws and regulations, including without limitation the Bank Secrecy Act, as amended, and the USA Patriot Act of 2001. Each party represents that it has established an Anti-Money Laundering Program that complies with all material aspects of the USA Patriot Act of 2001 and other applicable anti-money laundering laws and regulations. Each party also hereby agrees to comply with any new or additional anti-money laundering laws or regulations.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

LOOMIS SAYLES FUNDS I,
     on behalf of its
     LOOMIS SAYLES BENCHMARK CORE BOND FUND,
     LOOMIS SAYLES CORE PLUS FIXED INCOME FUND,
     LOOMIS SAYLES FIXED INCOME FUND,
     LOOMIS SAYLES INSTITUTIONAL HIGH INCOME FUND,
     LOOMIS SAYLES INTERMEDIATE DURATION FIXED INCOME FUND,
     LOOMIS SAYLES INVESTMENT GRADE FIXED INCOME FUND,
     LOOMIS SAYLES MID CAP GROWTH FUND,
     LOOMIS SAYLES SMALL COMPANY GROWTH FUND, and
     LOOMIS SAYLES TAX-MANAGED EQUITY FUND

By: /s/ John T. Hailer
    ---------------------------------------
    Name:  John T. Hailer
    Title: Executive Vice President

CDC IXIS ASSET MANAGEMENT DISTRIBUTORS, L.P.

By: CDC IXIS Asset Management Distribution Corporation, its general partner


By: /s/ John T. Hailer
    ---------------------------------------
    Name:  John T. Hailer
    Title: Executive Vice President

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     A copy of the Agreement and Declaration of Trust establishing Loomis Sayles
Funds I (the "Trust") is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed with respect to the each Series on behalf of the Trust by officers of the Trust as officers and not individually and that the obligations of or arising out of this Agreement are not binding upon any of the trustees, officers or shareholders of the Trust individually but are binding only upon the assets and property of the Series.

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